Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Hanif Jamal

Chief Financial Officer

Tel: 760-931-5500

Email: investors@dothill.com

Peter Seltzberg

Hayden IR

Tel: 646-415-8972

Email: peter@haydenir.com

Dot Hill Systems Provides Guidance for Second Quarter 2010

Company announces restructuring plans intended to achieve non-GAAP EBITDA break-even by fourth quarter 2010

LONGMONT, Colo. — June 15, 2010 — Dot Hill Systems Corp. (NASDAQ:HILL), a provider of world-class storage solutions and software for OEMs, open storage partners and system integrators, today provided guidance for the second quarter of 2010 and announced a restructuring plan intended to enable the company to achieve non-GAAP EBITDA break-even by the fourth quarter of 2010.

Guidance for Second Quarter 2010

Following a comprehensive financial review and with its restructuring plan now underway, the Company anticipates second quarter 2010 net revenue to be in the range of $62 to $65 million and a non-GAAP net loss per share in the range of $0.07 to $0.10. Management expects cash and cash equivalents on June 30, 2010 to be between $40 and $43 million.

Restructuring Details

The Company additionally announced the implementation of a restructuring and cost reduction plan, referred to as the 2010 Plan, that will include severance and related costs for an approximate 10% reduction in its global workforce and the acceleration of the closure of the Company’s Carlsbad, California facility. The Company expects to record severance costs in the range of $300,000 to $500,000 and facility reduction costs in the range of $200,000 to $350,000 in connection with the 2010 Plan. In addition, the Company announced a 10% reduction in the annual base salaries of its vice-president and executive management teams, including the Company’s President and Chief Executive Officer and Chief Financial Officer, and a 5% reduction in the annual base salaries of certain of its employees below the vice-president level.

“We expect to realize the majority of the benefits associated with these actions starting July 1,” said Dana Kammersgard, President and Chief Executive Officer. “The aggregate benefit is a significant reduction in break-even levels and our projections indicate that we should break-even on a non-GAAP EBITDA basis by the fourth quarter of 2010. In our last earnings call, I indicated our intent to break-even at between $60 million to $65 million in quarterly revenues, depending on product and customer mix. I believe these actions should enable consistent financial improvements throughout the remainder of this year and achievement of this objective.”

Conference Call Information:

Dot Hill’s second quarter 2010 update conference call is scheduled to take place on June 15, 2010 at 4:30 p.m. ET. Please join us for a live audio webcast beginning at 4:30 p.m. ET, at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial (877) 303-3196 (U.S.) or (408) 427-3864 (International) at least five minutes prior to the start of the call. A replay of the webcast is scheduled to be available on the Dot Hill web site following the conference call. For a telephone replay, dial (800) 642-1687 (U.S.) or (706) 645-9291 (International) and enter conference ID# 80213398.

About Non-GAAP Financial Measures

This press release contains financial results that exclude the effects of stock-based compensation expense, severance costs, restructuring costs, intangible asset amortization, transaction expenses associated with our acquisition of Cloverleaf, a contingent consideration adjustment and foreign currency gains or losses, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.

About Dot Hill

Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The Company’s products are in use today by the world’s leading service and equipment providers, common carriers and advanced technology and telecommunications companies, as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom, Singapore, Israel and the United States. For more information, visit us at http://www.dothill.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding prospects for Dot Hill’s projected future financial results, the effects of the 2010 Plan, and Dot Hill’s anticipated timing for achievement of profitability. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that Dot Hill’s next-generation products may not achieve market acceptance; the Company’s expense reduction and resource allocation plans may not have the anticipated positive effects on the Company’s financial results; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the Forms 10-K and 10-Q most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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